CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2020, relating to the financial statements and financial highlights of Fisher Investments Institutional Group Stock Fund for Retirement Plans, Fisher Investments Institutional Group ESG Stock Fund for Retirement Plans, Fisher Investments Institutional Group Fixed Income Fund for Retirement Plans and Fisher Investments Institutional Group ESG Fixed Income Fund for Retirement Plans (the “Funds”), each a series of Unified Series Trust, for the year ended August 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, IL

December 28, 2020